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                                                                    EXHIBIT 99.3


                                  NETZERO, INC.

                        STOCK OPTION ASSUMPTION AGREEMENT
                             ROCKETCASH CORPORATION
                             1999 STOCK OPTION PLAN


          This STOCK OPTION ASSUMPTION AGREEMENT by and between NetZero, Inc., a Delaware corporation ("NetZero") and the undersigned individual (the "Optionee") is effective as of ________, 2000 (this "Assumption Agreement").

          WHEREAS, the Optionee holds one or more outstanding options to purchase shares of the common stock ("RocketCash Common Stock") of RocketCash Corporation, a California corporation ("RocketCash"), which were granted to Optionee under the RocketCash 1999 Stock Option Plan (the "Option Plan") and are each evidenced by a Option Agreement(s), with any shares purchased under such options to be subject to the terms and conditions of a Restricted Stock Purchase Agreement.

          WHEREAS, RocketCash has been acquired by NetZero through the merger of Radium Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of NetZero ("Radium"), with and into RocketCash (the "Merger") pursuant to the Agreement and Plan of Merger, dated June 28, 2000 (the "Merger Agreement"), by and among NetZero, Radium, RocketCash and, with respect to only Section 7.2 of the Merger Agreement, L. William Krause, as Stockholder Representative, and U.S. Stock Transfer Corporation, as Depositary Agent.

          WHEREAS, the provisions of the Merger Agreement require NetZero to (i) assume the obligations of RocketCash under the Option Plan and each outstanding option under the Option Plan at the consummation of the Merger, and (ii) issue the holder of each such assumed option (the "Assumed Option") an agreement evidencing the assumption of such option.

          WHEREAS, pursuant to the Merger Agreement, each outstanding share of RocketCash Common Stock was converted into _________ (the "Exchange Ratio") of a share of common stock, par value $0.001 per share, of NetZero ("NetZero Common Stock").

          WHEREAS, the purpose of this Agreement is to evidence the assumption by NetZero of the outstanding options held by Optionee at the time of the consummation of the Merger (the "Effective Time") and to reflect certain adjustments to Optionee's outstanding options which have become necessary in connection with their assumption by NetZero.

          NOW, THEREFORE, it is hereby agreed as follows:

          1. The number of shares of RocketCash Common Stock subject to the options outstanding under the Plan held by Optionee immediately prior to the Effective Time (the "RocketCash Options") and the exercise price payable per share are set forth in EXHIBIT A attached hereto. NetZero hereby assumes, as of the Effective Time, all the duties and obligations of RocketCash under the Option Plan and each of the RocketCash Options. In connection with such assumption, the number of shares of NetZero Common Stock purchasable under each


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Assumed Option and the exercise price payable thereunder have been adjusted to reflect the Exchange Ratio. Accordingly, the number of shares of NetZero Common Stock subject to each Assumed Option shall be as specified for that option in attached EXHIBIT A, and the adjusted exercise price payable per share of NetZero Common Stock under the Assumed Option shall also be as indicated for that option in EXHIBIT A attached hereto.

          2. The intent of the foregoing adjustments to each Assumed Option is to assure that the difference between the aggregate fair market value of the shares of NetZero Common Stock purchasable under each such option and the aggregate exercise price as adjusted pursuant to this Agreement will, immediately after the consummation of the Merger, be no less than the difference which existed, immediately prior to the Merger, between the then aggregate fair market value of the RocketCash Common Stock subject to the RocketCash Option and the aggregate exercise price in effect at such time under the Option Agreement(s). Such adjustments are also intended to preserve, immediately after the Merger, on a per share basis, the same ratio of exercise price per option share to fair market value per share which existed under the RocketCash Option immediately prior to the Merger. Such adjustments are also intended to preserve, to the extent applicable, the incentive stock option status of the assumed RocketCash Options under Section 422 of the Internal Revenue Code of 1986, as amended.

          3. Unless the context otherwise requires, all references in the Option Agreement(s) and, if applicable, in the Option Plan (as incorporated into such Option Agreement(s)) shall be adjusted as follows: (i) all references to the "Company" shall mean NetZero, (ii) all references to "Share" shall mean shares of NetZero Common Stock, (iii) all references to "Common Stock" shall mean a share of NetZero Common Stock, (iv) all references to the "Board" shall mean the Board of Directors of NetZero and (v) all references to the "Committee" shall mean the Compensation Committee of the Board of Directors of NetZero.

          4. The grant date and the expiration date of each Assumed Option and all other provisions which govern either the exercise or the termination of the Assumed Option shall remain the same as set forth in the Option Agreement(s) applicable to that option, and the provisions of the Plan and the Option Agreement(s) shall accordingly govern and control Optionee's rights to purchase NetZero Common Stock under the Assumed Option.

          5. Pursuant to the terms of your Option Agreement(s) and the Option Plan, your Assumed Options shall not vest or become exercisable on an accelerated basis upon the consummation of the Merger. Accordingly, each Assumed Option shall continue to vest and become exercisable for unvested shares of NetZero Common Stock subject to that option on the same terms and in accordance with the same installment vesting schedule as those in effect under the applicable Option Agreement(s) immediately prior to the Effective Time; PROVIDED, HOWEVER, that the number of shares of NetZero Common Stock subject to each such installment shall be adjusted to reflect the Exchange Ratio.

          6. For purposes of applying any and all provisions of the Option Agreement(s) and/or the Option Plan relating to Optionee's status as an employee of or a consultant to RocketCash, Optionee shall be deemed to continue in such status as an employee or a consultant for so long as Optionee renders services as an employee or a consultant to NetZero or any present or future subsidiary of NetZero. Accordingly, the provisions of the Option Agreement(s)


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governing the termination of the Assumed Options upon Optionee's cessation of service as an employee of or a consultant to RocketCash shall hereafter be applied on the basis of Optionee's cessation of employee or consultant status with NetZero or any present or future subsidiaries of NetZero, and each assumed RocketCash Option shall accordingly terminate, within the designated time period in effect under the Option Agreement for that option, following such cessation of service as an employee of or a consultant to NetZero or any present or future subsidiaries of NetZero.

          7. The adjusted exercise price payable for the NetZero Common Stock subject to each Assumed Option shall be payable in any of the forms authorized under the Option Agreement applicable to that option.

          8. In order to exercise each Assumed Option, Optionee must deliver to NetZero a written notice of exercise in which the number of shares of NetZero Common Stock to be purchased thereunder must be indicated. The exercise notice must be accompanied by payment of the adjusted exercise price payable for the purchased shares of NetZero Common Stock or must specify the arrangement for the payment of the purchase price as permitted by the applicable Option Agreement. This notice should be delivered to NetZero at the following address:

                             NetZero, Inc.
                             2555 Townsgate Road
                             Westlake Village, California  91361
                             Attention: ____________________

          9. Except to the extent specifically modified by this Assumption Agreement, all of the terms and conditions of each Option Agreement as in effect immediately prior to the Merger shall continue in full force and effect and shall not in any way be amended, revised or otherwise affected by this Assumption Agreement.






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          IN WITNESS WHEREOF, NetZero, Inc. has caused this Assumption Agreement to be executed on its behalf by its duly authorized officer as of _____________,2000.



                                       NETZERO, INC.


                                       By: ___________________________________
                                             Frederic A. Randall, Jr.
                                             Senior Vice President and General






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                                 ACKNOWLEDGMENT

          The undersigned acknowledges receipt of the foregoing Assumption Agreement and understands and agrees that all rights and liabilities with respect to each of his or her RocketCash Options hereby assumed by NetZero are as set forth in the Option Agreement, the Option Plan, and this Assumption Agreement.



                                  ______________________________________
                                  Signature of Optionee



                                  ______________________________________
                                  Printed Name


DATED: